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                                                                       exhibit j




                         CONSENT OF ERNST & YOUNG LLP,
                 REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference in this Registration Statement (Form N-1A) (Pre-Effective Amendment No. 1 to File No. 333-123998; Amendment No. 1 to File No. 811-21749) of CRM Mutual Fund Trust of our reports on the CRM Large Cap Value Fund, CRM Mid Cap Value Fund, and CRM Small Cap Value Fund series of WT Mutual Fund and Large Cap Value Series, Mid Cap Value Series, and Small Cap Value Series of WT Investment Trust I dated August 4, 2004, included in the 2004 Annual Reports to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 24, 2005